Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Safeway Inc. Announces Settlement of Certain Actions in Connection with the Proposed Merger

PLEASANTON, CA—June 16, 2014—Safeway Inc. (NYSE: SWY) (“Safeway”) today announced its entry into a memorandum of understanding to settle the consolidated class action pending in the Court of Chancery of the State of Delaware filed on behalf of alleged Safeway stockholders against Safeway in connection with Safeway’s proposed merger with an affiliate of AB Acquisition LLC.

The memorandum of understanding provides for, among other things, (i) an amendment to the definitive merger agreement to adjust certain provisions of the Casa Ley contingent value rights agreement (the “Casa Ley CVR Agreement”) and the PDC contingent value rights agreement (the “PDC CVR Agreement”), each of which were previously attached as exhibits to the definitive merger agreement, (ii) an agreement by Safeway to terminate Safeway’s stockholder rights plan, commonly referred to as a “poison pill,” effective June 19, 2014, and (iii) certain changes to the proxy statement filed in connection with the proposed merger, which changes will be captured in the definitive proxy statement that Safeway intends to file with the U.S. Securities and Exchange Commission (“SEC”).

While Safeway has entered into the memorandum of understanding and an amendment to the definitive merger agreement and has accelerated the expiration date of the stockholder rights plan to June 19, 2014, the settlement will be subject to the approval of the Delaware Chancery Court. Safeway and the Board of Directors of Safeway believe the claims are entirely without merit, and in the event the settlement does not resolve them, intend to vigorously defend these actions.

The changes to the terms of the PDC CVR Agreement provide that, among other things, the holders of the contingent value rights under the PDC CVR Agreement would, instead of not receiving any value for any assets of Safeway’s shopping center portfolio that remain unsold at the end of the two year sale deadline period under the PDC CVR Agreement, be entitled to the fair market value of the unsold assets (net of certain expenses, fees and taxes).

The changes to the terms of the Casa Ley CVR Agreement, among other things, shorten the sale deadline period from four years to three years. In addition, in the event any of the equity interests of Casa Ley, S.A. de C.V., a Mexico-based food and general merchandise retailer (“Casa Ley”), owned by Safeway remain unsold as of the sale deadline period, the determination of the fair market value that the holders of the contingent value rights under the Casa Ley CVR Agreement would be entitled to at the end of the sale deadline period would exclude any minority, liquidity or similar discount regarding such equity interests.

Originally scheduled to expire on September 15, 2014, Safeway’s Board has amended the rights plan to accelerate the expiration date to June 19, 2014, effectively terminating the plan and the rights issued under the plan as of that date. Accordingly, upon termination, Safeway will voluntarily delist the rights from The New York Stock Exchange (“NYSE”). Safeway plans to file an application on Form 25 to notify the SEC of the withdrawal of the rights from listing on the NYSE, and expects the withdrawal to be effective on July 3, 2014. Following the withdrawal, the company will continue to file the same periodic reports and other information it currently files with the SEC, but the rights will no longer be listed or registered on an exchange or other quotation medium.

Further details about the memorandum of understanding, and the amendments to the definitive merger agreement and the stockholder rights plan, will be contained in a Form 8-K to be filed by Safeway with the SEC.

About Safeway Inc.

Safeway Inc., which operates Safeway, Vons, Pavilions, Randalls, Tom Thumb, and Carrs stores, is a Fortune 100 company and one of the largest food and drug retailers in the United States with sales of $36.1 billion in 2013. The company operates 1,332 stores in 20 states and the District of Columbia, 13 distribution centers and 19 manufacturing plants, and employs approximately 138,000 employees. The company’s common stock is traded on the New York Stock Exchange under the symbol “SWY.” For more information, please visit www.Safeway.com.

Additional Information and Where to Find It

This press release does not constitute a solicitation of any vote or approval in respect of the proposed merger transaction involving Safeway or otherwise. In connection with the proposed merger, Safeway filed a preliminary proxy statement with the SEC on April 17, 2014 and May 23, 2014, and intends to file relevant materials, including a definitive proxy statement, with the SEC. Investors and security holders of Safeway are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Safeway with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Safeway’s website at www.Safeway.com or by sending a written request to Safeway at 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.

Participants in the Solicitation

Safeway and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of Safeway in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Safeway’s stockholders in connection with the proposed transaction and their ownership of Safeway’s common stock will be set forth in Safeway’s proxy statement for its annual meeting. Investors can find more information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013, as amended.

Forward-Looking Statements

This press release contains certain forward-looking statements which are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” “estimates” and “is.” No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Safeway nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Safeway’s control. These factors include: failure to obtain stockholder approval of the proposed merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. Safeway undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Safeway’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

Investor contacts:

Christiane Pelz 925-467-3832

Media contacts:

Teena Massingill 925-467-3810